SCHEDULE 14A INFORMATION

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                  the Securities Exchange Act of 1934

                          (Amendment No.   )

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Check the appropriate box:

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     [   ] Soliciting Material Pursuant to Section 240.11(c) or Section
240.14a-12


                     BANYAN STRATEGIC REALTY TRUST
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     [ X ] No fee required.
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










                     BANYAN STRATEGIC REALTY TRUST

                          1997 ANNUAL REPORT





                      We Search for Properties in

                          Stable Communities

                            with Good Local

                             Economies and

                        Strong Growth Prospects

                           CORPORATE PROFILE
                           -----------------


             BANYAN STRATEGIC REALTY TRUST (BSRTS-Nasdaq)
               IS AN EQUITY REAL ESTATE INVESTMENT TRUST

(REIT) that identifies investment opportunities throughout the country, focusing primarily on mid-size markets having strong local economies. As of December 1997, the Trust's portfolio included 22 properties, which are represented by the flex/industrial, suburban office, retail and multi-family apartment sectors. These properties are located primarily in the Midwest and Southeast United States with aggregate acquisition prices in excess of $150 million.



TABLE OF CONTENTS

Financial Highlights. . . . . . . . . . . . . . . . . .     3
Growth Strategy . . . . . . . . . . . . . . . . . . . .     5
Letter to Shareholders. . . . . . . . . . . . . . . . .     7
Current Portfolio . . . . . . . . . . . . . . . . . . .    11
Acquisitions and Developments . . . . . . . . . . . . .    12
10-K
     Part I . . . . . . . . . . . . . . . . . . . . . .
     Part II. . . . . . . . . . . . . . . . . . . . . .
     Part III . . . . . . . . . . . . . . . . . . . . .
     Part IV. . . . . . . . . . . . . . . . . . . . . .
Shareholder Information . . . . . . . . . . . . . . . .



SAFE HARBOR STATEMENT

Some of the statements contained in this report are forward-looking statements. Words such as "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements which are subject to a number of risks and uncertainties, including, among other things, general real estate investment risks, lack of operating history associated with recent acquisitions, potential inability to repay or refinance indebtedness at maturity, increases in interest rates, competition for property acquisitions, adverse consequences of failure to qualify as a REIT, and possible environmental liabilities. Actual results could differ materially from those projected in these forward-looking statements. Reference is made to the annual report on Form 10-K filed by the Trust, specifically under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations-Factors Affecting the Trust's Business Plan" for a more complete discussion of these risk factors. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.


                                           FINANCIAL HIGHLIGHTS
                                           --------------------

                                                                  For the Years Ended December 31,
                                                           ---------------------------------------------
                                                                 1997            1996            1995
                                                             -----------     -----------     -----------
OPERATING DATA
--------------
Revenues. . . . . . . . . . . . . . . . . . . . . . . . .    $28,784,900     $21,404,318     $12,902,369
Net Income (Loss) . . . . . . . . . . . . . . . . . . . .      3,546,282      (1,757,260)      2,600,045
Net Income (Loss) Per Share (Basic and Diluted)*. . . . .           0.32           (0.17)           0.25
Funds From Operations (FFO) . . . . . . . . . . . . . . .      5,843,472       3,689,010       3,333,940
FFO Per Share (Basic and Diluted)*. . . . . . . . . . . .           0.52            0.35            0.32
Real Estate Net Operating Income. . . . . . . . . . . . .     14,339,311       9,497,917       5,360,807

BALANCE SHEET DATA
(at year end)
------------------
Mortgage Loans Receivable, Net of Discount. . . . . . . .   $      --       $      --        $ 5,433,094
Investment in Real Estate, Net of Depreciation. . . . . .    149,385,842     102,489,727      87,862,970
Investment in Real Estate Ventures. . . . . . . . . . . .          --          5,713,759       8,895,678
Total Assets. . . . . . . . . . . . . . . . . . . . . . .    159,633,628     116,534,205     110,764,772
Mortgage Loans and Bonds Payable. . . . . . . . . . . . .     92,117,777      59,081,023      49,022,181
Shareholders' Equity. . . . . . . . . . . . . . . . . . .     62,315,210      50,934,438      56,875,404

OTHER DATA
----------
Number of Property Interests Owned. . . . . . . . . . . .             22              15              13
Weighted Average Number of Shares . . . . . . . . . . . .     11,149,982      10,478,410      10,474,079
Cash Distribution Per Share of
  Beneficial Interest . . . . . . . . . . . . . . . . . .    $      0.40     $      0.40     $      0.40




     * For the periods presented, Basic and Diluted Per Share are equivalent.


[GRAPHIC - NET REAL ESTATE ASSETS (in millions) - bar graph indicating
              $88 for 1995; $102 for 1996; $149 for 1997]

                        NET REAL ESTATE ASSETS
                             (in millions)
         Investment real estate has increased 89% since 1995.




     [GRAPHIC - FFO PER SHARE (in dollars) - bar graph indicating
                    $0.32 for 1995; $0.35 for 1996;
                   $0.52 for 1997; $0.70 for 1998*]

                             FFO PER SHARE
                             (in dollars)
      The growth in FFO is expected to further increase in 1998.
                              * estimate




       [GRAPHIC - REVENUES (in millions) - bar graph indicating
            $12.9 for 1995; $21.4 for 1996; $28.8 for 1997]

                               REVENUES
                             (in millions)
               Revenues have increased 123% since 1995.










































4     1997 Annual Report

                            GROWTH STRATEGY
                            ---------------

Our growth strategy is straightforward. We intend to fully utilize our highly experienced management team to seek quality properties in stable communities with good economic fundamentals and growth prospects.



           [GRAPHIC - LINE CHART INDICATING AS SHOWN BELOW]

                    1992   1993  1994   1995  1996   1997
                    ----   ----  ----   ----  ----   ----

NAREIT Equity
 Index. . . . . . .
S&P 500 Index . . .
Banyan Strategic
 Realty Trust . . .


      Banyan Strategic Trust's Five-Year Cumulative Total Return
            as Compared to the Standard & Poor's 500 (S&P)
             and the National Association of Real Estate
                       Investment Trust (NAREIT)
               (assumes an investment of $100 on 1-1-92)












































5    Banyan Strategic Realty Trust

           [GRAPHIC - PHOTO presenting the MANAGEMENT GROUP]


     From left: Jay E. Schmidt, Vice President/Investments; Leonard G. Levine, President; Neil D. Hansen, First Vice President; Robert G. Higgins, Vice President and Secretary/General Counsel; Joel L. Teglia, Vice President/Chief Financial Officer.




Current markets include Sarasota, Tampa and Tallahassee, Florida; Atlanta, Morrow and Norcross, Georgia; Memphis, Tennessee; Louisville and Lexington, Kentucky; Oklahoma City, Lawton and Yukon, Oklahoma; suburban Chicago, Illinois; Milwaukee, Wisconsin; and Huntsville, Alabama.

Our growth plan hinges on diversity-geographic as well as type of property-and improving the operations and where feasible, increasing the occupancy levels of our properties. Importantly, we leverage our expertise and search for opportunities in mid-size markets. We carefully scrutinize each transaction and each second-tier market, and our decisions are driven by local real estate conditions such as occupancy, rental rate trends and competition from existing properties, as well as potential new developments.













































6     1997 Annual Report

                          TO OUR SHAREHOLDERS
                          -------------------

LAST YEAR, I began my letter to you by describing our targets for 1997. We were, as I told you, "aiming for substantially improved revenue and cash flow." I am pleased to report that we have achieved those goals, and we continue to see substantial expansion ahead-in 1998 and beyond.

The year 1997 was one of significant accomplishments, including substantially higher revenues and FFO. Total revenues in 1997 were $28.8 million, up 35% from 1996's $21.4 million. FFO climbed 58% to $5.84 million from $3.69 million in 1996. On a per-share basis, FFO totaled 52 cents in 1997, up 49% from the prior year's 35 cents. On a "same store" basis-that is comparing the results of operations of the properties the Trust owned during 1997 with the results of operations of the same properties owned during 1996-total property revenues increased by approximately $1.2 million or 7.2%.

For the fourth quarter of 1997, total revenues were $8.3 million, up 50% from the prior year's period. Funds From Operations (FFO) for the fourth quarter totaled $2 million, or 15.5 cents per share, versus $0.8 million, or seven cents per share in the final quarter of 1996.


PROPERTIES ACQUIRED IN 1997

We acquired 10 additional properties in 1997, approximating $59 million worth of real estate, adding 578,000 square feet of office space, 110,600 square feet of flex/industrial space and 864 apartment units to our investment portfolio. The total square footage of our investment portfolio at year-end 1997 was 2,876,600, versus 2,257,500 at year-end 1996, which itself was up 21% from 1995. Very importantly, the average occupancy rate of our properties continues to be quite high-an average of 95% at December 31, 1997, against 93% at December 31, 1996, and 91% at December 31, 1995. For a closer look at these new properties, please see the Property Acquisitions and Sales section of this report on pages 9-13.


































7     Banyan Strategic Realty Trust

$30 MILLION DEBT AND EQUITY INFUSION

The company also enjoyed a significant infusion of capital this past year as a result of an agreement with Morgens, Waterfall, Vintiadis & Co., as agent for a group of institutional investors. With the Morgens transaction, the Trust obtained a $20 million unsecured convertible loan commitment and issued and sold 2,192,501 shares of beneficial interest at $5 per share, which netted the Trust approximately $10 million in cash. These funds were used to repay $9 million borrowed under the Trust's line of credit and for general working capital needs. The proceeds will be reborrowed under the line of credit to acquire additional real estate.


SELECTIVE, SECOND-TIER MARKETS

Our strategy has been to establish a diversified portfolio of properties, with emphasis on the suburban office and service center/light industrial market sectors, which we feel provide the most favorable opportunities for capital appreciation. We have focused this strategy in strong but generally smaller local markets where we are not competing head-to-head with larger real estate companies and institutional buyers and where we are able to purchase properties at favorable prices with attractive yields. Additionally, we look for properties in major urban markets, but only if they present unique opportunities where competition is not overinflating price.

Foremost in our strategy is the property itself, as it relates to its immediate environment, the larger community which surrounds it, the health and vitality of the local economy, and the quality of the income stream that the property generates. Location is obviously critical because location and cost competitiveness are the principal forces that drive a transaction. A REIT must lease its buildings at competitive prices and in order to achieve that goal we must have a cost structure in place that permits aggressive rental rates.


    [GRAPHIC - INVESTMENT PORTFOLIO SQUARE FOOTAGE (in millions) -
         bar graph indicating - 0.53 for 1993; 0.69 for 1994;
             1.85 for 1995; 2.25 for 1996; 2.87 for 1997]

            INVESTMENT PORTFOLIO SQUARE FOOTAGE - 1993-1997
                             (in millions)
            Property square footage is up 442% since 1993.



























8     1997 Annual Report

Historically, we have concentrated on the Midwest and the Southeast. As we continue to grow, we anticipate that we will expand our activities to a national level, picking our spots with care, and moving judiciously.


BALANCE SHEET

In terms of our balance sheet, we had total assets at year-end 1997 of
159.6 million, up 37% from $116.5 million at December 31, 1996. The Trust's net investment in real estate totaled $149.4 million at the end of 1997, up 46% from $102.5 million at the end of 1996, and 70% up from the $87.9 million reported for year-end 1995.

Our debt at year-end 1997 was approximately $92 million-an increase of 55% from $59 million reported at year-end 1996. As a result of the proceeds received from the Morgens transaction, our debt to total assets increased to 58% at year-end 1997 from 50% at year-end 1996.


GROWTH IN 1998

For the year 1998, barring unforeseen developments in the economy such as a major hike in interest rates, we foresee an approximate 35% to 40% growth in funds from operations to a level of $0.70 to $0.73 per share from $0.52 in 1997, and $0.35 in the prior year.

I am also pleased to report that our activities during the past year have contributed soundly to providing ever-increasing shareholder value. Our external growth from new acquisitions and internal growth from improved revenues and operations at our existing properties-along with several key dispositions-have translated into a consistently higher average share price. Additionally, on March 16, 1998 we announced an increase in the quarterly cash distribution to $0.12 per share, or $0.48 per share annually, from $0.10 per share quarterly, or $0.40 per share annually.

Banyan continues to be exceptionally well-positioned to enjoy ongoing revenue and cash-flow growth for 1998 and 1999. We expect to acquire new real estate assets during 1998 in excess of those purchased in 1997-and to accomplish this in a fashion which continues to augment shareholder value.

We were also proactive in our efforts to "tell our story" directly to analysts, fund managers and the financial news media in 1997, and we will continue to do so this year. As a result of these efforts and our strong performance, we are enjoying an increasing share price and growth in the institutional ownership of the Trust's shares.

























9     Banyan Strategic Realty Trust

[GRAPHIC - PHOTO - Leonard G. Levine, President]

Management increased its commitment to the Trust and further aligned its interests to those of the shareholders in two key ways during 1997. First, I was issued 400,000 shares in September 1997, in lieu of long-term cash incentive compensation pursuant to my previous employment agreement. Secondly, at the annual meeting held on July 8, 1997, the Trust's shareholders approved the 1997 Omnibus Stock and Incentive Plan which was established to award non-qualified stock and incentive options to the Trust's employees and Trustees.

On another note, during 1997 we introduced enhanced features to the Distribution Reinvestment and Share Purchase Plan (DRIP) which enables shareholders of record to increase their ownership in the company by reinvesting distributions at a discount from market prices and without incurring any brokerage commissions or service fees.

Additionally, the Plan offers shareholders the convenience of purchasing additional shares via voluntary cash payments and/or automatic electronic monthly deductions.

Since the enhanced features were introduced in June 1997, we have raised approximately $550,000 in additional capital as a result of shareholder participation. Currently, 36% of the company's registered shareholders are participating in the Plan. Shareholders can obtain a prospectus and enrollment form for the Distribution Reinvestment and Share Purchase Plan, free of charge, by returning the business reply card located at the end of this report. You can also find the prospectus and Plan Summary at Banyan's website on the Internet. Go to http://www.banyanreit.com and click on "Distribution Reinvestment and Share Purchase Plan." In addition to the DRIP Plan, our website includes all of the Trust's financial reports, press releases and individual property information. Please "visit" us!

On March 2, 1998, the Trust's shares listed on the Nasdaq Stock Market began trading under our new symbol-"BSRTS." We feel the move to "BSRTS" from "VLANS" will make it easier to locate us, and therefore enhance our accessibility to the investment community.

Finally, as we move ahead, I would like to call your attention to the very important proxy materials enclosed with this report. There are eight proposals upon which you are being asked to vote. Your support of these proposals is key to the continued success of the Trust and will enhance our ability to move forward with our business plan and maximize shareholder value. Thank you.



/s/ LEONARD G. LEVINE
---------------------
Leonard G. Levine
President and Chief Executive Officer
April 15, 1998

















10     1997 Annual Report

                          PROPERTY PORTFOLIO
                        (as of March 30, 1998)
                        ----------------------


The Trust's current investment portfolio represents acquisitions approximating $159 million. We will continue to seek out quality properties with good economic fundamentals and growth prospects.


                                                            Sq. ft./
Property Name*                       Location    Occupancy   Units
-------------                     -------------  ---------  --------

MIDWEST
Milwaukee Industrial
  Properties. . . . . . . . .     Milwaukee, WI     83%      235,800
Elmhurst Metro Court. . . . .      Elmhurst, IL     90%      140,800
Willowbrook Industrial
  Court . . . . . . . . . . .   Willowbrook, IL    100%       84,300
Midwest Office Center . . . .Oakbrook Terrace, IL   89%       77,000
Butterfield Office Plaza. . . Oak Brook, IL 98% 200,800 Country Creek Apartments. . . Oklahoma City, OK 95% 320 units
Willowpark Apartments . . . .        Lawton, OK     97%    160 units
Winchester Run
  Apartments. . . . . . . . . Oklahoma City, OK     94%    192 units
Woodrun Village
  Apartments. . . . . . . . .         Yukon, OK     97%    192 units

MID-CENTRAL
Quantum Business Centre . . .    Louisville, KY     87%      182,200
Lexington Business
  Center. . . . . . . . . . .     Lexington, KY     93%      308,800
Newtown Business Center . . .     Lexington, KY     92%       87,100
6901 Riverport Drive. . . . .    Louisville, KY    100%      322,100
Airways Plaza Office
  Center. . . . . . . . . . .       Memphis, TN    100%       87,800

SOUTHEAST
Colonial Penn Building. . . .         Tampa, FL    100%       79,200
Commerce Center . . . . . . .      Sarasota, FL    100%       83,100
Woodcrest Office Park . . . .   Tallahassee, FL     93%      265,900
Northlake Tower
  Shopping Center . . . . . .       Atlanta, GA     99%      321,800
Peachtree Pointe
  Office Park . . . . . . . .      Norcross, GA     92%       72,000
Phoenix Business Park . . . .       Atlanta, GA     94%      110,600
Southlake Corporate
  Center. . . . . . . . . . .        Morrow, GA     96%       56,200
Avalon Center Office
  Park. . . . . . . . . . . .      Norcross, GA     65%       52,000
University Square
  Business Center . . . . . .    Huntsville, AL     94%      184,700
Technology Center . . . . . .    Huntsville, AL    100%       48,500


  * Property photos, addresses and exact locations for each can be found on our website http://www.banyanreit.com-click on "Property Portfolio."


      [GRAPHIC - States represented marking residential, office, retail and flex/industrial property locations]








11     Banyan Strategic Realty Trust

                        ACQUISITIONS AND SALES
                        ----------------------

Banyan Strategic Realty Trust's acquisition strategy remains basically unchanged-finding and buying quality properties, with an emphasis on the suburban office and light industrial sectors, in strong economic markets that provide good cash flow and the likelihood of significant appreciation.

Although we have historically concentrated on geographic areas that have served us well, namely the Midwest and Southeastern U.S., we anticipate that our acquisition activities will be expanded to a more national basis as the company continues to grow and we continue to attract additional capital.

In addition to seeking new acquisition opportunities, we will also adhere to our goal of improving the operations of our existing properties. At the same time, we will debt-finance where appropriate and strategically seek to dispose of properties to maximize shareholder value and return.

Banyan's Portfolio-diversified and boasting high occupancy levels-has grown more than four-fold, or 442% since 1993. For the full calendar year 1997, the Trust acquired 10 properties at an approximate cost of $59 million, including the Phoenix Business Park in Atlanta in January 1997, which was reported in last year's annual report. All told, at year-end 1997, the Trust had 2.9 million square feet of flex/industrial, office and retail properties and 864 residential apartment units in eight states, with a combined net carrying value of approximately $149 million.











































12     1997 Annual Report

[GRAPHIC - PHOTO - University Square Business Center at Huntsville, AL]


MEMPHIS, TENNESSEE

In December 1997, the Trust purchased a multi-tenant office property located in Memphis, Tennessee. The property, known as AIRWAYS PLAZA OFFICE CENTER, consists of five one-story buildings containing approximately 87,800 net rentable square feet. It was acquired for approximately $3.2 million ($35 per square foot), including closing costs and related expenses.

The purchase price of Airways Plaza Office Center equates to a capitalization rate of 16% on projected 1998 net operating income. The property is currently 100% leased to three tenants, with 87% of the space leased to various divisions of Federal Express whose lease expires in March 1999. While the Trust expects that several of the Federal Express divisions will continue to occupy the leased space, it is likely that a portion of the space will be vacated when Federal Express relocates certain of its divisions to a new facility now under construction. The Trust factored in the risk associated with re-leasing the Federal Express space in determining the purchase price. Management believes that any space vacated by Federal Express will be leased at rates comparable to market rents.

Funding for this acquisition was provided by a draw upon the Trust's line of credit.


OKLAHOMA

In May 1997, the Trust purchased a portfolio of four separate multi-family residential properties, with a total 864 units. Currently, the average occupancy level of these apartment complexes is 95%.

Three of the properties are located in the greater Oklahoma City, Oklahoma market, and one property is located in Lawton, approximately 90 miles southwest of Oklahoma City.

The Trust bought these properties for approximately $21 million, including closing costs and related expenses. The purchase price equates to a capitalization rate of 11% on projected 1998 net operating income.




























13    Banyan Strategic Realty Trust

FAVORABLE FINANCING TERMS - In addition to providing the Trust with a presence in the Oklahoma market, the Trust was able to secure favorable financing for each of the properties via a combination of fixed rate, tax-exempt and taxable bonds, totaling approximately $16.6 million.

Approximately $14.6 million, or 88% of the total acquisition debt is tax-exempt over a term of 30 years, with no principal payments due until November 2005. At that time, the debt can be remarketed based on the then current interest rates and the principal will be repaid over the following 20 years.

The taxable portion of the financing-approximately $2 million-will be repaid ratably through November, 2005. The combined effect of the taxable and tax-exempt portions of the financing provides a blended fixed interest rate of 7.3%.


HUNTSVILLE, ALABAMA

In late August of 1997, Banyan purchased two multi-tenant office properties in Huntsville, Alabama. The UNIVERSITY SQUARE BUSINESS CENTER consists of six one-story office buildings containing approximately 184,700 net rentable square feet and was purchased for approximately $7.4 million, including closing costs and related expenses. The purchase price equates to a capitalization rate of 13% on projected 1998 net operating income. Currently, the property is 94% leased and has 55 tenants. Upon acquisition, the Trust assumed an existing mortgage loan from Wells Fargo Bank. The loan has a current balance of $4,938,255, bears interest at 8.89% and matures in January of 2007. The balance of the acquisition funding was provided by a draw upon the Trust's line of credit.

TECHNOLOGY CENTER is a three-story office building containing approximately 48,500 net rentable square feet. The Trust acquired the property for approximately $2.5 million, including closing costs and related expenses, a price which equates to a capitalization rate of 13% on net operating income. Technology Center is currently 100% leased to two tenants. Funding for the acquisition was provided by a draw upon the Trust's line of credit.




[GRAPHIC - PHOTO - Technology Center at Huntsville, AL]




























14    1997 Annual Report

[GRAPHIC - PHOTO - Butterfield Office Plaza at Oak Brook, IL]



WEST SUBURBAN CHICAGO, ILLINOIS

The Trust purchased BUTTERFIELD OFFICE PLAZA, located in Oak Brook, Illinois, in April 1997 for $15.1 million including closing costs and related expenses. Butterfield Office Plaza contains some 200,800 square feet of gross leasable area and today is 98% leased with 50 tenants. The property acquisition was funded by a draw upon the Trust's line of credit. In August 1997, the Trust secured permanent financing for the property with Allstate Life Insurance Company. The $10 million Allstate loan bears interest at 7.67% with a term of seven years, amortized over a 25-year schedule. Proceeds from this permanent financing were used to pay down amounts previously borrowed to purchase Butterfield Office Plaza under the Trust's line of credit.


GREATER ATLANTA, GEORGIA

In 1997's first quarter, the Trust acquired a three-building office/industrial complex, PHOENIX BUSINESS PARK, located in northeast Atlanta. These buildings contain 110,600 square feet of gross leasable area and are 94% occupied. The site was constructed in 1979.

Later in the year, the company also purchased SOUTHLAKE CORPORATE CENTER, located six miles south of Hartsfield International Airport in Morrow, Georgia, a suburb of Atlanta. The Trust's purchase price was $4.5 million, including closing costs and related expenses. The property consists of a three-story office building that contains 56,200 square feet of gross leasable space on 3.3 acres. The property is currently 96% leased with 16 tenants. The price equates to a capitalization rate of 11% on projected 1998 net operating income and was funded from a draw upon the Trust's line of credit.



[GRAPHIC - PHOTO - Southlake Corporate Center at Morrow, GA]






























15    Banyan Strategic Realty Trust

[GRAPHIC - PHOTO - Commerce Center at Sarasota, FL]


Subsequent to year-end 1997, The Trust purchased five one-story office buildings known as PEACHTREE POINTE OFFICE PARK located in Norcross, Georgia - a northeast suburb of Atlanta - in January 1998. Banyan acquired this property for a total purchase price of $4.5 million, which equates to a capitalization rate of 10% on projected 1998 net operating income. The property contains approximately 72,000 square feet of gross leasable space and is 92% occupied with 23 tenants. Approximately $3.4 million of the acquisition price was funded by a draw upon the Trust's line of credit.

In March, 1998 the Trust purchased the AVALON CENTER OFFICE PARK located in Norcross, Georgia for $5.1 million, including anticipated tenant improvements and other related expenses. The property, newly constructed in 1997, includes two single-story office buildings containing approximately 52,446 square feet of gross leasable space-of which 65% is currently leased. The acquisition was funded by a draw upon the Trust's line of credit.


PROPERTY INTERESTS SOLD

In 1997, the Trust completed the sale of its interest in the COLONIAL COURTS OF WESTLAND property located in Columbus, Ohio to Colonial LLC, an entity affiliated with the Trust's former minority joint venture partner in the property. The Trust received approximately $1.2 million in proceeds and recognized a net gain in excess of $900,000.

Also in 1997, the Trust sold its interest in the HALLMARK VILLAGE
APARTMENTS, an apartment complex located in Clarksville, Indiana, receiving net proceeds of approximately $5.8 million, which were used to pay down a portion of the Trust's line of credit. The Trust recognized a $3,800 gain on the disposition of this property.

In two separate transactions, the H-STREET VENTURE, of which Banyan owned a 53% interest, sold the remaining land parcel and office building located in Washington D.C. to two unaffiliated third parties for a total price of $10.8 million. Net of closing costs and related expenses, the Trust's portion of the sale proceeds totaled approximately $5.5 million. These proceeds have been used to invest in additional income-producing assets. The sale of the H-Street interest represents the final disposition of all of the Trust's assets acquired through foreclosure.


























16    1997 Annual Report

                                             QUARTERLY SUMMARY
                                             -----------------
The following is a summary of the quarterly results of operations for the years ended December 31, 1997 and 1996.

                                                                      1997
                                                            For the three months ended:
                                             ----------------------------------------------------------
                                                  March 31       June 30       Sept 30         Dec 31
                                                -----------    -----------   -----------    -----------
Total Revenue . . . . . . . . . . . . . . . .    $5,893,886     $6,746,542    $7,875,130     $8,269,342
Recovery of Losses on Loans, Notes and
 Interest Receivable. . . . . . . . . . . . .         --             --            --           161,539
Operating Expenses. . . . . . . . . . . . . .    (5,352,505)    (6,183,169)   (7,051,112)    (7,077,394)
Operating Income. . . . . . . . . . . . . . .       541,381        563,373       824,018      1,353,487
Gain (Loss) on Disposition of Investment
 in Real Estate, Disposition of Investment
 in Real Estate Venture and Disposition of
 Partnership Interest . . . . . . . . . . . .         3,788          --        1,071,858       (194,271)
Minority Interest in Consolidated
 Partnerships . . . . . . . . . . . . . . . .      (166,743)      (144,983)     (151,747)      (126,850)
Income (Loss) of Real Estate Ventures . . . .        30,363         20,419       (13,656)         --
Extraordinary Item (Net). . . . . . . . . . .         --             --            --           (64,155)
Net Income. . . . . . . . . . . . . . . . . .       408,789        438,809     1,730,473        968,211
Earnings Per Share of Beneficial
 Interest (Basic and Diluted)*. . . . . . . .          0.04           0.04          0.16           0.08

                                                                      1996
                                                            For the three months ended:
                                             ----------------------------------------------------------
                                                  March 31       June 30       Sept 30         Dec 31
                                                -----------    -----------   -----------    -----------

Total Revenue . . . . . . . . . . . . . . . .   $ 5,176,653    $ 5,440,777   $ 5,284,942    $ 5,501,946
Recovery of Losses on Loans,
 Notes and Interest Receivable. . . . . . . .         --             --           14,059          2,510
Operating Expenses. . . . . . . . . . . . . .    (4,572,252)    (4,783,524)   (4,829,093)    (5,210,655)
Operating Income. . . . . . . . . . . . . . .       604,401        657,253        469,908       293,801
Minority Interest in Consolidated
 Partnerships . . . . . . . . . . . . . . . .      (102,553)      (117,934)     (128,903)      (132,021)
Income (Loss) of Real Estate Ventures . . . .       (38,307)       (58,707)       19,649     (3,223,847)
Net Income (Loss) . . . . . . . . . . . . . .       463,541        480,612       360,654     (3,062,067)
Earnings (Loss) Per Share of Beneficial
 Interest (Basic and Diluted)*. . . . . . . .          0.04           0.05          0.03          (0.29)

*  For the periods presented, Basic and Diluted Per Share amounts are equivalent.
[GRAPHIC - Bar graph - Weekly Stock Price and Volume - Fiscal Year - January 3, 1997 to December 31, 1997.]

17    Banyan Strategic Realty Trust

                        SHAREHOLDER INFORMATION
                        -----------------------

ANNUAL MEETING

The Trust's annual meeting will be held in Chicago, Illinois on June 18, 1998. Further information concerning the meeting is included in the proxy materials enclosed with this report.


STOCK MARKET INFORMATION

Banyan Strategic Realty Trust is included for quotation on the Nasdaq National Market System under the new ticker symbol BSRTS. At February 27, 1998, there were 3,808 record holders of the Trust's shares of beneficial interest. The quarterly high/low bid prices for the Trust during the years ended December 31, 1997, and 1996, were as follows:

                                 1997               1996
                          -----------------  -----------------
Fiscal Quarter               High      Low       High     Low
--------------               ----      ---       ----     ---
First . . . . . . . . .     $5.00     $3.75     $4.87    $3.75
Second. . . . . . . . .     $4.62     $3.62     $4.50    $3.93
Third . . . . . . . . .     $5.50     $4.00     $4.62    $4.00
Fourth. . . . . . . . .     $6.87     $5.06     $5.00    $3.87


CASH DISTRIBUTIONS

The Trust paid four quarterly distributions during 1997, each in the amount of $0.10 per share.


SHAREHOLDER INQUIRIES

A copy of the annual report, filed with the Securities and Exchange Commission on Form 10-K is included in this report. Additional copies are available to shareholders, without charge, upon written request to the Trust's Investor Relations Department. Please send written requests for materials and direct all inquiries to:

     Banyan Strategic Realty Trust
     c/o Investor Relations Department
     150 S. Wacker Drive, Suite 2900
     Chicago, Illinois, 60606
     or telephone 312/683-3671.
     e-mail ir@banyanreit.com


INTERNET/WORLD WIDE WEB

The Trust's annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, as well as all of the Trust's news releases, are available to shareholders via the Trust's home page on the Internet/World Wide Web. The address is http://www.banyanreit.com


AUDITORS

     Ernst & Young LLP
     Chicago, Illinois

TRANSFER AGENT AND REGISTRAR/ADMINISTRATIVE INQUIRIES

For assistance relating to lost certificates, change of address or ownership, cash distributions, distribution reinvestment or stock transfers, please write to:

     First Chicago Trust Company of New York
     P.O. Box 2500
     Jersey City, New Jersey 07303-2500
     or telephone 201/324-0498.


TRUSTEES AND EXECUTIVE OFFICERS

Walter A. Auch, Sr., 76, Trustee
Norman M. Gold, 67, Trustee
Marvin A. Sotoloff, 54, Trustee
Leonard G. Levine, 51, President
Neil D. Hansen, 51, First Vice President
Robert G. Higgins, 46, Vice President and Secretary/General Counsel Joel L. Teglia, 36, Vice President/Chief Financial Officer
Jay E. Schmidt, 46, Vice President/Investments

BANYAN STRATEGIC REALTY TRUST
150 S. Wacker Drive, Suite 2900
Chicago, Illinois 60606
Ticker symbol: BSRTS




































150 South Wacker Drive
Suite 2900
Chicago, IL  60606
312 683 3671
www.banyanreit.com

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BANYAN STRATEGIC REALTY TRUST

150 S. Wacker Drive . Suite 2900 . Chicago, IL 60606
Telephone/Investor Relations: 312 683 3671
e-mail: ir@banyanreit.com
Web Site: www.banyanreit.com
Stock Ticker Symbol: BSRTS (Nasdaq)
Transfer Agent:
First Chicago Trust Company of New York
P.O. Box 2500 . Jersey City, NJ 07303-2500
Shareholder Services: 201 324 0498



[ADDRESS CARD - DIFFERENT SIZE]

BANYAN STRATEGIC REALTY TRUST

150 S. Wacker Drive . Suite 2900 . Chicago, IL 60606
Telephone/Investor Relations: 312 683 3671
e-mail: ir@banyanreit.com
Web Site: www.banyanreit.com
Stock Ticker Symbol: BSRTS (Nasdaq)
Transfer Agent:
First Chicago Trust Company of New York
P.O. Box 2500 . Jersey City, NJ 07303-2500
Shareholder Services: 201 324 0498